EXPENSE LIMITATION AGREEMENT

EXPENSE LIMITATION AGREEMENT, effective as of May 30, 2014 by and between UBS O'Connor LLC (the "Adviser") and O'Connor EQUUS (the "Fund") (the "Agreement").

WHEREAS, the Fund is a Delaware statutory trust organized under an Agreement and Declaration of Trust, dated February 3, 2014 and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end, non-diversified management investment company;

WHEREAS, the Fund and the Adviser have entered into an Investment Advisory Agreement dated May 30, 2014 (the "Advisory Agreement"), pursuant to which the Adviser provides investment advisory services to the Fund for compensation based on the value of the average daily net assets of the Fund;

WHEREAS, the Fund and the Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which the Fund would normally be subject;

NOW THEREFORE, the parties hereto agree as follows:

1. EXPENSE LIMITATION.

1.1. APPLICABLE EXPENSE LIMIT. The Adviser agrees to waive its fees and/or reimburse the Fund's expenses in order to keep the Fund's "Other Fund Operating Expenses" (as shown in the Fee Table in the Fund's Prospectus), exclusive of interest from borrowing, brokerage commissions, legal fees in connection with due diligence on Fund portfolio transactions, taxes and other non-routine expenses not incurred in the ordinary course of the Fund's business, from exceeding the Maximum Other Fund Operating Expense Limit, as defined in Section
1.2 below. Any Other Fund Operating Expenses incurred by the Fund in excess of the Maximum Other Fund Operating Expense Limit (the "Excess Amount") shall be the liability of the Adviser. For the avoidance of doubt, the Adviser may be separately reimbursed for such liability from one or more of its affiliates.

1.2. MAXIMUM OTHER FUND OPERATING EXPENSE LIMIT. The Maximum Other Fund Operating Expense Limit with respect to the Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of the Fund.

1.3. METHOD OF COMPUTATION. To determine the Adviser's liability with respect to the Excess Amount, each month the Other Fund Operating Expenses for the Fund shall be annualized as of the last day of the month. If the annualized Other Fund Operating Expenses for any month of the Fund exceed the Maximum Other Fund Operating Expense Limit of the Fund, the Adviser shall either: (a) waive or reduce its investment advisory fee for such month by an amount sufficient to reduce the annualized Other Fund Operating Expenses to an amount no higher than the Maximum Other Fund Operating Expense Limit; (b) remit to the Fund an amount

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that is sufficient to pay such Excess Amount; or (c) any combination of (a) and
(b) that results in the annualized Other Fund Operating Expenses for such month to no longer exceed the Maximum Other Fund Operating Expense Limit of the Fund.

1.4. YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Adviser to the Fund with respect to the previous fiscal year shall equal the Excess Amount.

2. REIMBURSEMENT OF FEE WAIVERS AND EXPENSE REIMBURSEMENTS.

2.1. REIMBURSEMENT. If in any year in which the Adviser or an affiliate serves as investment manager to the Fund and the estimated aggregate Other Fund Operating Expenses of the Fund for the previous fiscal year are less than the Maximum Other Fund Operating Expense Limit for such year, the Adviser shall be entitled to reimbursement by the Fund, in whole or in part as provided below, of the investment advisory fees waived or reduced and other payments remitted by the Adviser to the Fund pursuant to Section 1 hereof. The total amount of reimbursement to which the Adviser may be entitled ("Reimbursement Amount") shall equal, at any time, the sum of all investment advisory fees previously waived or reduced by the Adviser and all other payments remitted by the Adviser to the Fund, pursuant to Section 1 hereof, during any of the previous three (3) fiscal years, less any reimbursement previously paid by the Fund to the Adviser, pursuant to this Section 2, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e. g., interest accruable on the Reimbursement Amount.

2.2. BOARD NOTIFICATION. The Board shall be provided a quarterly report of any reimbursements paid to the Adviser pursuant to this agreement.

2.3. METHOD OF COMPUTATION. To determine the amount , if any, to be accrued by the Fund to pay Reimbursement Amounts owed to the Adviser pursuant to Section
2.1 for any year, each month the Other Fund Operating Expenses of the Fund shall be annualized as of the last day of the month. If the annualized Other Fund Operating Expenses of the Fund for any month are less than the Maximum Other Fund Operating Expense Limit of the Fund, the Fund shall accrue into its net asset value an amount payable to the Adviser sufficient to increase the annualized Other Fund Operating Expenses of the Fund to an amount no greater than the Maximum Other Fund Operating Expense Limit of the Fund, provided that such amount paid to the Adviser will in no event exceed the total Reimbursement Amount. For accounting purposes, amounts accrued pursuant to this Section 2 shall be a liability of the Fund for purposes of determining the Fund's net asset value.

2.4. PAYMENT AND YEAR-END ADJUSTMENT. Amounts accrued pursuant to this Agreement shall be payable to the Adviser as of the last day of each month. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Other Fund Operating Expenses of the Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Maximum Other Fund Operating Expense Limit.

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3. TERM AND TERMINATION OF AGREEMENT.

This Agreement shall continue in effect with respect to the Fund until the date indicated on Schedule A ("Initial Term End Date") and shall thereafter continue in effect from year to year for successive one-year periods, provided that this Agreement may be terminated, without payment of any penalty, with respect to the Fund:

(i) by the Trust, for any reason and at any time; or

(ii) by the Adviser, for any reason, upon ninety (90) days' prior written notice to the Trust at its principal place of business, such termination to be effective as of the close of business on the last day of the then-current one-year period; or at such earlier time provided that such termination is approved by majority vote of the Trustees and the non-interested (as defined in the 1940 Act) Trustees voting separately.

4. MISCELLANEOUS.

4.1. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2. INTERPRETATION. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust's Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund. The parties to this Agreement acknowledge and agree that all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever shall be satisfied solely out of the assets of the Fund and that no Trustee, officer or holder of shares of beneficial interest of the Fund shall be personally liable for any of the foregoing liabilities.

4.3. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

4.3. ENFORCEABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

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4.4. PRIOR AGREEMENTS.

This Agreement supersedes all prior agreements between the Trust and the Adviser in relation to the subject matter hereof with respect to the Fund listed in Schedule A, attached hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

O'CONNOR EQUUS

/s/ Dianne M. Descoteaux
Name: Dianne M. Descoteaux
Title: Vice President and Secretary

UBS O'CONNOR LLC

/s/ Andrew Hollenbeck
Name: Andrew Hollenbeck
Title: Manager, General Counsel

/s/ Nicholas J. Vagra
Name: Nicholas J. Vagra
Title: Manager, COO

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                                   SCHEDULE A

                   MAXIMUM OTHER FUND OPERATING EXPENSE LIMIT


NAME OF FUND                          MAXIMUM OTHER FUND
                                   OPERATING EXPENSE LIMIT
O'Connor EQUUS                               0.65%






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